Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

This SECOND AMENDMENT (“Amendment”), effective as of June 11, 2008 (subject to Section 3 of this Amendment), to the Stockholder Protection Rights Agreement, dated as of April 28, 1999, as amended by the Amendment to Rights Agreement, dated as of April 17, 2002, (the “Rights Agreement”), by and between Applera Corporation, f/k/a PE Corporation, a Delaware corporation (the “Company”) and Computershare Trust Company, N.A., f/k/a EquiServe Trust Company, N.A (as successor rights agent to BankBoston, N.A.) (the “Rights Agent”).

W I T N E S S E T H

WHEREAS, the Board of Directors of the Company has determined it advisable and in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution and delivery of that certain Agreement and Plan of Merger to be entered into among Invitrogen Corporation, a Delaware corporation, Atom Acquisition, LLC, a Delaware limited liability company and the Company (the “Merger Agreement”); and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Rights Agreement; and

WHEREAS, pursuant to Section 27 (Supplements and Amendments) of the Rights Agreement, for so long as rights are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect, whether or not such supplement or amendment is adverse to any holder of the Rights, without the approval of any holders of the Rights, and the Company has so directed the Rights Agent to execute this Amendment; and

WHEREAS, an officer of the Company has delivered to the Rights Agent a certificate as to the compliance of this Amendment with the terms of Section 27  (Supplements and Amendments) of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and agreements set forth herein and in the Rights Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1.           Amendments to Rights Agreement. The Rights Agreement is hereby amended as set forth in this Section 1.

(a)           Section 1 of the Rights Agreement is hereby amended to add the following definitions of “Effective Time”, “Merger” and “Merger Agreement” in the appropriate alphabetical order:

“‘Effective Time’ shall have the meaning set forth in the Merger Agreement.”

“‘Merger’ shall have the meaning set forth in the Merger Agreement.”

“‘Merger Agreement’ shall mean that certain Agreement and Plan of Merger, to be entered into among Invitrogen Corporation, a Delaware corporation, Atom Acquisition, LLC, a Delaware limited liability company and the Company, as amended from time to time.”

(b)           Section 1 of the Rights Agreement is hereby amended to add the following sentence immediately prior to the last sentence of the definition of “Acquiring Person”:

“Notwithstanding anything in this Agreement to the contrary, none of Invitrogen Corporation, a Delaware corporation, Atom Acquisition, LLC, a Delaware limited liability company, nor any of their respective Affiliates or Associates shall be deemed to be an Acquiring Person solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”

(c)           Section 1(j) of the Rights Agreement is hereby amended to add the following sentence at the end of the definition of “Distribution Date”:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”

(d)           The definition of “Exempt Person” set forth in Section 1(m) of the Rights Agreement is hereby amended to read in its entirety as follows:

“(m) ‘Exempt Person’ shall mean (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any entity or trustee holding Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company, (v) Invitrogen Corporation, a Delaware corporation and/or (vi) any Affiliate or Associate of Invitrogen Corporation solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”

(e)           Section 1(ii) of the Rights Agreement is hereby amended to add the following sentence at the end of the definition of “Stock Acquisition Date”:

“Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”

(f)            The first paragraph of Section 3(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”

(g)           Section 11(a)(ii) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, no event described in this Section 11(a)(ii) shall be deemed to have occurred solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”

(h)           Section 13(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, no event described in this Section 13 shall be deemed to have occurred solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”

(i)            Section 25 of the Rights Agreement is hereby amended to delete the Rights Agent address information in its entirety and replace it with the following:

“Computershare Trust Company, N.A.

250 Royall Street

Canton, MA  02021

Attn: Client Services”

(j)            Section 25 of the Rights Agreement is hereby further amended to add the following subsection at the end thereof:

“(c)         Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to give notice under this Section 25 solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”

(k)           The Rights Agreement is hereby amended to add the following new Section 35 at the end thereof:

“Section 35.  Force Majeure.  Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

Section 2.           Termination of Merger Agreement.  If for any reason the Merger Agreement is terminated, then this Amendment shall be of no further force and effect and the Rights Agreement shall remain exactly the same as it existed immediately prior to the effectiveness of this Amendment.  If for any reason the Merger Agreement is terminated, the Company shall notify the Rights Agent in accordance with Section 26 of the Rights Agreement.

Section 3.           Effectiveness.  This Amendment shall be deemed effective as of, and immediately prior to, the execution and delivery of the Merger Agreement.  Except as amended by this Amendment, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment.

Section 4.           Severability.  If any provision of this Amendment, or the application of such provision to any person or circumstance, shall be held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the provisions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.           Counterparts.  This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

Section 6.           Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.

Section 7.           Descriptive Headings.  Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

Section 8.           Further Assurances.  Each of the parties to this Amendment shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and/or thereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the day and year first written above.

APPLERA CORPORATION

By:	/s/ Thomas P. Livingston
Name: Thomas P. Livingston
Title: Vice President and Secretary

COMPUTERSHARE TRUST COMPANY, N.A

By:	/s/ Tyler Haynes
Name: Tyler Haynes
Title: Managing Director